                                   EXHIBIT 11


                INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIRIES
                     COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                                              Years ended
                                                              September 30,
                                                       ----------------------------
                                                           2002           2001
                                                       ------------  --------------
Net income (loss)                                      $(  213,000)  $     964,000

Deemed dividends on Series D and E preferred stock
  relating to in-the-money conversion terms                      -      (  149,000)
Accrued dividends on Series D and E preferred stock              -      (  135,000)
Accretion on Series C preferred stock                   (    1,000)     (   18,000)
                                                       ------------  --------------

Net income (loss) applicable to common shareholders    $(  214,000)  $     662,000
                                                       ============  ==============

Weighted average number of common shares outstanding     8,531,182       5,435,609

Common equivalent shares representing shares
  issuable upon exercise of outstanding options and
  warrants and convertible stock                                 -         193,466
                                                       ------------  --------------

                                                         8,531,182       5,629,075
                                                       ============  ==============

Basic income (loss) per share applicable
  to common shareholders:
    Loss from continuing operations                    $(     0.03)  $(     0.07)*
    Income from discontinued operations                          -            0.19
                                                       ------------  --------------

Basic income per common share                          $(     0.03)  $        0.12
                                                       ============  ==============

Diluted income (loss) per share applicable
  to common shareholders:
    Loss from continuing operations                    $(     0.03)  $(     0.07)*
    Income from discontinued operations                          -            0.19
                                                       ------------  --------------

Diluted income per common share                        $(     0.03)  $        0.12
                                                       ============  ==============


* The calculation of income (loss) from continuing operations applicable to common shareholders includes deemed dividends, accrued dividends and the accretion of dividends

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of potential common shares (approximately 348,850 shares at September 30, 2002) would be to decrease net loss per share.